EXHIBIT 12


                  FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES

              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                       Year Ended August 31                           February 28
                                      1993         1994         1995         1996         1997         1997         1998
                                                                  (Amounts in Thousands)
Earnings:
  Pretax Income (Loss)............ $ (36,833)    $ 78,766    $197,641      $155,754     $163,772    $  35,917    $   23,142

  Minority Interest in Income
      of Consolidated
      Subsidiary that has
      Fixed Charges...............       865          333       9,793         7,604       10,586        1,304           128

  Minority Interest in Loss of
      Consolidated Subsidiary ....       (37)      (4,855)         -0-         (221)      (1,902)        (908)         (679)

  Equity Interest in Loss
      (Income) (Earnings less
      distributions) of Less-
      than-Fifty Percent
      Owned Investees.............     1,007          603        (623)          574         (868)        (170)       (1,084)

  Distributions from Less-
      than-Fifty Percent
      Owned Investees.............        -0-          -0-         -0-           -0-           5           20            27

  Total Fixed Charges
      (excluding interest
      capitalized)................    55,361       64,838      68,271        76,658       79,247    $  39,242    $   46,534


Total Earnings.................... $  20,363     $139,685    $275,082      $240,369     $250,840    $  75,405    $   68,068



Fixed Charges:
  Interest (including amounts
      capitalized and amortization
      of debt issuance costs) and
      preferred dividends......... $  43,970     $ 52,301     $55,501      $ 65,365     $ 68,103     $ 32,806    $   37,760

  Estimated Interest Component
      of Rentals..................    13,006       12,898      13,494        12,926       15,127        7,957        10,370



Total Fixed Charges............... $  56,976     $ 65,199     $68,995      $ 78,291     $ 83,230    $  40,763    $   48,130



Ratio of Earnings to
  Fixed Charges...................     0.4          2.1          4.0          3.0          3.0         1.8            1.4

Earnings Inadequate to Cover
  Fixed Charges................... $  36,613


